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                                   EXHIBIT 99.1

                                   PRESS RELEASE

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                                  PRESS RELEASE


DISTRIBUTION:  To Business Editor

DATELINE:      August 10, 1999; Universal Mfg. Co., Algona, Iowa (NASDAQ: UFMG)

BODY:          Universal Bifurcates Distribution Operations from Manufacturing


     As a result of various factors, including, but not limited to, business decisions by Ford Motor Company, Universal Mfg. Co.'s distribution operation is experiencing significant growth. Due to the substantial growth, the Board of Directors of Universal Mfg. Co. authorized the organization of a separate limited liability company for purposes of effecting a bifurcation of the manufacturing and distribution operations of Universal Mfg. Co. On June 17, 1999, Universal Mfg. Co. filed Articles of Organization for "Universal Distribution LLC" and the Nebraska Secretary of State's Office issued a Certificate of Organization.

    At the Board of Directors' final quarterly meeting for the fiscal year ended July 31, 1999, the Board approved the Operating Agreement and established Universal Mfg. Co. as the manager of Universal Distribution LLC. Pursuant to the Articles of Organization and the Operating Agreement, Universal Mfg. Co. owns a ninety-nine percent (99%) membership interest and Mr. Donald D. Heupel, President of Universal Mfg. Co., owns the remaining one percent (1%) membership interest.

     In order to capitalize Universal Distribution LLC and to enable the newly organized entity to commence distribution operations, Universal Mfg. Co. will transfer approximately Two Million Seven Hundred Nine Thousand Five Hundred Sixty-Six and 00/100 Dollars ($2,709,566.00) worth of cash and inventory. Title to all other assets, including, without limitation, all land, buildings, machinery and equipment shall remain with Universal Mfg. Co. In exchange for his one percent (1%) membership interest, Mr. Heupel will contribute Twenty Eight Thousand and Ninety-Six and 00/100 Dollars ($28,096.00).

     In June of 1999, Universal Mfg. Co. hired Mr. Steve Nelson for the position Director, Distribution Operations. Mr. Nelson will be based in Des Moines, Iowa. With the growth in its distributions operations, Universal Mfg. Co. determined that it needed a distribution expert to round out its management team.

     This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that statements herein that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about future market opportunities, market demand or acceptance of the Company's products are forward looking statements that involve risks and uncertainties. These uncertainties include, without limitation, the effect of general economic and market conditions, customer requirement for our products, the continuing strength of the automotive industry, competitor pricing, maintenance of our current momentum, weather conditions and other factors.

     For additional information on this matter please contact Donald D. Heupel, President of Universal, at (515) 295-3557.